Exhibit 4.1

SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 18, 2013, by and among Gray Television, Inc., a Georgia corporation (the “Company”), the Subsidiary Guarantors (as defined in the Base Indenture (as defined below)) and U.S. Bank National Association, a national association under the laws of the United States, as trustee under the Indenture (defined below) (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Subsidiary Guarantors, and the Trustee are party to an indenture, dated as of October 9, 2012 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of its 7 1⁄2% Senior Notes due 2020;

WHEREAS, pursuant to and on the date of the Base Indenture, the Company initially issued $300,000,000 aggregate principal amount of its 7 1⁄2% Senior Notes due 2020 (the “Existing Notes”);

WHEREAS, Section 2.16 of the Base Indenture provides that the Company may, from time to time and in accordance therewith, create and issue Additional Notes (as defined in the Base Indenture) under the Base Indenture;

WHEREAS, the Company wishes to issue an additional $375,000,000 aggregate principal amount of its 7 1⁄2% Senior Notes due 2020 as Additional Notes (the “New Notes”);

WHEREAS, Section 9.01 of the Base Indenture provides that, without the consent of the Holders of any Notes, the Company, the Subsidiary Guarantors and the Trustee may enter into one or more indentures supplemental to the Base Indenture to make any change that does not adversely affect the legal rights of any Holder;

WHEREAS, the Company and the Subsidiary Guarantors desire, without the consent of Holders of the Notes, to amend a term of the Base Indenture;

WHEREAS, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree as follows:

1.    Defined Terms. Defined terms used herein without definition shall have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on October 18, 2013 is $375,000,000.

3.    Terms of New Notes. The New Notes are to be issued as Additional Notes under the Indenture and shall:

a.	be issued as part of the existing series of Existing Notes under the Indenture, and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase;

b.	be issued on October 18, 2013 at a purchase price of 102.125% of the principal amount, and will accrue interest from October 1, 2013;

c.	be issuable in whole in the form of one or more Global Notes to be held by the Depository and in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Base Indenture;

d.	initially bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 389375 AH9 and ISIN number of US389375AH96, and, in the case of New Notes sold under Regulation S of the Securities Act, the CUSIP number of U42511AD4 and ISIN number of USU42511AD44; and

e.	until a Registered Exchange Offer has been consummated or a Shelf Registration Statement has been filed and becomes effective with respect to the New Notes, the New Notes shall be subject to the transfer restrictions applicable to a Transfer Restricted Note and shall have a different CUSIP number than that of the Existing Notes.

4.    Amendment. Section 1.01 of the Indenture is hereby amended by deleting the definition of “Permitted Holders” and replacing it with the following:

“Permitted Holders” means (i) J. Mack Robinson; (ii) his spouse and lineal descendants; (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); (v) any Person controlled by any of the Persons described in clause (i), (ii), (iii) or (iv) or (vi) any group of Persons (as defined in the Exchange Act) in which the Persons described in clause (i), (ii), (iii), (iv) or (v), individually or collectively, control such group. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.”

5.    Ratification of Base Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

6.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.    Trustee’s Assumption; Trustee Makes No Representation. The Trustee assumes no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Base Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GRAY TELEVISION, INC.

By:	/s/
Name:
Title:

GRAY TELEVISION GROUP, INC.

By:	/s/
Name:
Title:

GRAY TELEVISION LICENSEE, LLC

By:	/s/
Name:
Title:

WVLT-TV, INC.

By:	/s/
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/
Name:
Title: